As filed with the Securities and Exchange Commission on February 6, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DICERNA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5993609
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

480 Arsenal Street,

Building 1, Suite 120

Watertown, MA 02472

(617) 621-8097

(Address, Including Zip Code, of Principal Executive Offices)

Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan

Dicerna Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan

Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended

Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan, as amended

(Full Title of the Plan)

Douglas M. Fambrough, III, Ph.D.

Chief Executive Officer

Dicerna Pharmaceuticals, Inc.

480 Arsenal Street

Building 1, Suite 120

Watertown, MA 02472

(617) 621-8097

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Sam Zucker, Esq.

Jennifer A. DePalma, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Telephone: (650) 473-2600

Fax: (650) 473-2601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.0001 per share, issuable under the Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan	1,900,000(1) Shares	$31.04(2)	$58,976,000(2)	$7,596(2)
Common Stock, par value $0.0001 per share, issuable under the Dicerna Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan	1,000,000(1) Shares	$31.04(2)	$31,040,000(2)	$3,998(2)
Common Stock, par value $0.0001 per share, issuable under the Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended	1,466,522(1) Shares	$3.42(2)	$5,015,505(2)	$646(2)
Common Stock, par value $0.0001 per share, issuable under the Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan, as amended	3,150(1) Shares	$3.42(2)	$10,773(2)	$2(2)
TOTAL	4,369,672(1) Shares		$95,042,278(2)	$12,242(2)

(1)	This Registration Statement covers, in addition to the number of shares of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan, the Dicerna Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan, the Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and the Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan, as amended (each a “Plan” and, collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon, in the case of the Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan and the Dicerna Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan, the average of the high and low prices of the Common Stock on February 5, 2014, as quoted on the Nasdaq Global Market, and in the case of the Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and the Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan, as amended, the weighted-average exercise price of the outstanding options under that Plan.

The Exhibit Index for this Registration Statement is at page 10.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Prospectus, dated January 29, 2014, filed pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form S-1 (Commission File No. 333-193150) initially filed with the Commission on December 31, 2013, as amended, which includes unaudited financial statements as of and for the nine months ended September 30, 2013 and audited financial statements as of and for the years ended December 31, 2012 and 2011.

(b)	The Company’s Current Report on Form 8-K filed with the Commission on February 5, 2014 (Commission File No. 001-36281); and

(c)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 28, 2014 (Commission File No. 001-36281), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, as amended (DGCL), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Company’s amended and restated certificate of incorporation, which became effective immediately prior to the consummation of the initial public offering of Common Stock (charter), provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Company’s charter will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The charter further provides that any repeal or modification of such article by its stockholders or an amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Company’s amended and restated bylaws, which became effective immediately prior to the consummation of the initial public offering of Common Stock (bylaws), provide that the Company will indemnify each of its directors and officers, certain employees and agents, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of the Company, or at the Company’s request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The bylaws further provide for the advancement of expenses to each of the Company’s directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, the bylaws provide that the right of each of its directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the charter or bylaws, agreement, vote of stockholders or otherwise. Furthermore, the bylaws authorize the Company to provide insurance for its directors, officers and employees, against any liability, whether or not the Company would have the power to indemnify such person against such liability under the DGCL or the bylaws. The bylaws also provide that any indemnification agreement the Company enters into with any individual director, officer, employee or agent shall supersede all of the indemnification rights conferred upon such person under the bylaws to the extent so provided in such indemnification agreement.

In connection with the initial public offering of Common Stock, the Company intends to enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and the charter and bylaws.

The Company also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement the Company entered into in connection with the sale of Common Stock in the initial public offering, the underwriters agree to indemnify, under certain conditions, the Company, its directors, its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Watertown, Commonwealth of Massachusetts, on February 6, 2014.

DICERNA PHARMACEUTICALS, INC.

By:	/s/ Douglas M. Fambrough, III
Douglas M. Fambrough, III, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Douglas M. Fambrough, III, Ph.D. and James E. Dentzer and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas M. Fambrough, III Douglas M. Fambrough, III, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

/s/ James E. Dentzer James E. Dentzer	Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2014

/s/ David M. Madden David M. Madden	Chairman	February 6, 2014

/s/ Brian K. Halak Brian K. Halak, Ph.D.	Director	February 6, 2014

/s/ Stephen J. Hoffman Stephen J. Hoffman, M.D., Ph.D.	Director	February 6, 2014

/s/ Peter Kolchinsky Peter Kolchinsky, Ph.D.	Director	February 6, 2014

/s/ Dennis H. Langer Dennis H. Langer, M.D., J.D.	Director	February 6, 2014

/s/ Vincent J. Miles Vincent J. Miles, Ph.D.	Director	February 6, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan, as amended. (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-193150) initially filed with the Commission on December 31, 2013, as amended.)

4.2	Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended. (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-193150) initially filed with the Commission on December 31, 2013, as amended.)

4.3	Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan. (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-193150) initially filed with the Commission on December 31, 2013, as amended.)

4.4	Dicerna Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-193150) initially filed with the Commission on December 31, 2013, as amended.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Deloitte & Touche LLP (consent of independent auditors).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).